Exhibit 99.2

FOR IMMEDIATE RELEASE
JUNE 10, 1998

                          INTEGRATED MEDICAL RESOURCES
                          ANNOUNCES STRATEGIC PLANS AND
                           PROJECTED FINANCIAL RESULTS

        Lenexa, Kansas, June 10, 1998--Integrated Medical Resources, Inc. (Nasdaq Stock Market: IMRI) the manager of the leading national network of medical clinics for the diagnosis and treatment of impotence, announced today that with the strengthened balance sheet provided by the recent capital infusions approved by the Company's stockholders on May 29, 1998, the Company was positioned to implement its strategic plan through the remainder of its current fiscal year which ends December 31, 1998.

         The Company's strategic plan includes the following:

         1. Raising additional capital with the assistance of an investment banking firm. The Company is in discussions with various investment banking firms to select a firm to assist it in analyzing potential sources of financing, including debt and equity.

         2. The Company intends to begin an industry consolidation strategy to acquire profitable men's health clinics and to achieve operating and advertising cost synergies. The Company has entered into nondisclosure agreements and is in the early stages of discussions with several possible acquisition candidates.

                  In addition, the Company announced that its recently reinvigorated advertising efforts, in conjunction with the Viagra(R) phenomenon, has led to significantly increased call center activity and patient flow at the clinics. However, as previously reported, revenues for the first part of the current quarter were below expectations. The Company incurred an operating loss of $687,000 in April (unaudited) and now expects to report a loss for the second quarter of as much as $3 million, or $0.30 per share on a fully diluted basis. If recent advertising-driven patient flow trends continue, the Company expects to be profitable by end of the fourth quarter of 1998, subject to extraordinary or nonrecurring charges or expenses.

                  Dr. Stan Kardatzke, Chairman and Chief Executive Officer, said: "Our strengthened balance sheet and the confidence shown by our major investors have provided us the stability needed to move ahead through this year. We have set forth an aggressive plan for the next seven months, and while there is no guarantee that we won't hit some snags along the way, I am nevertheless confident that the market presents an opportunity for us to move forward with expansion through industry consolidation."




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About the Company

Integrated Medical Resources, Inc. provides complete management services to physicians who offer comprehensive diagnostic, educational and treatment services to address the medical and emotional needs of patients and their partners through the largest network of medical clinics in the U.S. dedicated to the diagnosis and treatment of impotence. The common shares of Integrated Medical Resources, Inc. are traded on The Nasdaq Stock Market under the
Symbol "IMRI".


Safe Harbor Statement

This press release contains forward-looking statements of management expectations initiatives (within the meaning of the Private Securities Litigation Reform Act of 1995) which should be viewed in the context of certain factors that could affect actual results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in such statements. Risks include, but are not limited to, the timing of Medicare reimbursement, the way Viagra(R) affects the market or regulatory issues, which could impact the company negatively. You should review the Company's annual report on Form 10-K for the year ended December 31, 1997, Forms 8-K dated March 5, 1998, April 14, 1998, and April 28, 1998, and Form 10-Q dated May 15, 1998, filed with the Securities and Exchange Commission for important factors that might cause such a difference.

The Company will file a current report on Form 8K today containing certain pro forma balance sheet information.

Viagra(R) is a trademark of Pfizer, Inc.

         For more information on Integrated Medical Resources toll-free via fax, simply dial 1-800-PRO-INFO, follow the voice menu prompts and enter the company code "IMRI" on any touch-tone phone.

                     Visit the IMRI website: www.potency.com




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